UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 14, 2021

Frontier Communications Corporation
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

401 Merritt 7, Norwalk, Connecticut	06851
(Address of principal executive offices)	(Zip Code)

(203) 614-5600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed, on April 14, 2020, Frontier Communications Corporation (the “Company”) and all of its direct and indirect subsidiaries (together with the Company, the “Company Parties”) filed voluntary petitions under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On August 21, 2020, the Company Parties filed the Fifth Amended Joint Plan of Reorganization of Frontier Communications Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”) with the Bankruptcy Court, which then approved and confirmed the Plan on August 27, 2020.

On October 8, 2020, the Company entered into that certain Credit Agreement with JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent and collateral agent, and each lender from time to time party thereto (the “DIP to Exit Term Credit Agreement”), which provides for a senior secured superpriority debtor-in-possession (“DIP”) term loan facility in the aggregate principal amount of $500 million (the “Initial DIP Term Loan Facility”), and on November 25, 2020, the Company entered into an incremental amendment to the DIP to Exit Term Credit Agreement (the “Incremental DIP Term Loan Amendment”), which provides for an additional senior secured superpriority DIP term loan facility in the aggregate principal amount of $750 million (the “Incremental DIP Term Loan Facility” and, together with the Initial DIP Term Loan Facility, the “DIP Term Loan Facility”).

On April 14, 2021, the Company entered into a Refinancing and Incremental Facility Amendment No. 2 (the “Refinancing and Incremental Amendment”), providing for an amendment to the DIP to Exit Term Credit Agreement, pursuant to which the DIP Term Loan Facility (and the exit term loan facility into which it will convert upon the Company Parties’ emergence from the Chapter 11 Cases) was repriced, effective on April 14, 2021. The determination of interest rates is based on margins over the alternate base rate or over LIBOR, at the Company's election. Prior to the Refinancing and Incremental Amendment, the interest rate margin was 4.75% for LIBOR loans or 3.75% for alternate base rate loans, with a 1.00% LIBOR floor. Pursuant to the Refinancing and Incremental Amendment, the interest rate margin is 3.75% for LIBOR loans or 2.75% for alternate base rate loans, with a 0.75% LIBOR floor.

Pursuant to the Refinancing and Incremental Amendment, JPM also agreed to provide, subject to certain conditions, including emergence from the Chapter 11 Cases, an incremental exit term loan facility in an aggregate principal amount of $225 million (the “New Incremental Commitment” and the loans borrowed thereunder, the “New Incremental Term Loans”). As previously disclosed, the Company and certain of its subsidiaries had previously entered into a commitment letter with certain existing noteholders and/or their affiliates (the  “Original Commitment Parties”) pursuant to which, and subject to the satisfaction of certain conditions, including the Company Parties’ emergence from the Chapter 11 Cases, the Original Commitment Parties agreed to provide the Company with an incremental term loan facility in an aggregate principal amount of $225 million (the “Original Incremental Commitment”). The New Incremental Commitment will be used in place of the Original Incremental Commitment, which was terminated on April 14, 2021. The New Incremental Term Loans are expected to be fungible with, and on the same terms as, the Company’s existing term loans under the DIP to Exit Credit Agreement and have the same CUSIP numbers and other identifiers.

The foregoing description of the Refinancing and Incremental Amendment is qualified in its entirety by reference to the full text of the Refinancing and Incremental Amendment, a copy of which is filed with this report as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1
Refinancing and Incremental Facility Amendment No. 2, dated as of April 14, 2021, by and among Frontier Communications Corporation, Frontier Communications Holdings, LLC, the other loan parties party thereto, JPMorgan Chase Bank, N.A., as the administrative agent and collateral agent and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: April 14, 2021	By:	/s/ Mark D. Nielsen
Mark D. Nielsen
Executive Vice President, Chief Legal Officer and Chief Transaction Officer